UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 16, 2012

Apollo Group, Inc.

(Exact name of registrant as specified in its charter)

Arizona	0-25232	86-0419443
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4025 S. Riverpoint Parkway, Phoenix, Arizona		85040
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (480) 966-5394

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

Sale of Mander Portman Woodward Limited.

On July 16, 2012, Apollo Group, Inc., its majority owned subsidiary, Apollo Global, Inc., and Apollo Global’s wholly-owned subsidiary, BPP Holdings Limited entered into a Share Purchase Agreement with MPW Holdco Limited, an affiliate of Levine Leichtman Capital Partners, Inc., pursuant to which BPP Holdings sold all of the outstanding shares of its subsidiary, Mander Portman Woodward Limited, to MPW Holdco for £54.8 million ($85.3 million). Mander Portman Woodward is a United Kingdom-based secondary education institution. Mander Portman Woodward contributed approximately $0.03 per diluted share to the Company’s fiscal year 2011 financial results. The sale reflects Apollo Group’s strategy to focus on the post-secondary education market.

Mander Portman Woodward financial results are not material to Apollo Group’s consolidated financial position or results of operations and therefore this sale is not expected to have a significant accretive or dilutive impact on its financial results. Apollo Group expects to recognize a gain on the sale of approximately $25 million, net of transaction costs, during its fourth quarter of 2012.

The Share Purchase Agreement contains customary representations, warranties, indemnities and restrictive covenants for a transaction of this type. The transaction was consummated upon the signing of the Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apollo Group, Inc.
July 17, 2012	By:	/s/ Brian L. Swartz
	Name:	Brian L. Swartz
	Title:	Senior Vice President and Chief Financial Officer